Exhibit 1.2

Blackstone Mortgage Trust, Inc.

Class A Common Stock

FORM OF AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

July 26, 2019

[Sales Agent]

[Sales Agent Address]

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement (the “Agreement”), dated as of November 14, 2018, by and among Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”) and [Sales Agent] (the “Sales Agent” and, together with the Company and the Manager, the “Parties”), pursuant to which the Company may issue and sell through the Sales Agent, acting as agent and/or principal, shares of the Company’s class A common stock, par value $0.01 per share, having an aggregate sale price of up to $500,000,000. Such shares are hereinafter collectively referred to as the “Securities”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

In connection with the foregoing, the Parties wish to amend the Agreement through this Amendment No. 1 to Equity Distribution Agreement (this “Amendment”) to make certain changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1. Amendments to the Agreement. The Parties agree, from and after the Effective Date, that:

(a) The second paragraph of Section 1 is hereby amended and restated in its entirety to read as follows:

“The Company and the Manager have also entered into separate equity distribution agreements with respect to the Securities (as amended, each, an “Alternative Equity Distribution Agreement” and collectively, the “Alternative Equity Distribution Agreements”), each dated as of the date hereof, with [Citigroup Global Markets Inc., Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, JMP Securities LLC, Keefe, Bruyette & Woods, Inc. and Wells Fargo Securities, LLC] (each, an “Alternative Placement Agent” and collectively, the “Alternative Placement Agents”, and, together with [Sales Agent], the “Agents”). The aggregate offering price of the Securities that may be sold pursuant to this Agreement and the Alternative Equity Distribution Agreements collectively shall not exceed the Maximum Amount.”

(b) The first sentence of the third paragraph of Section 1 is hereby amended to delete reference to “333-212769” and insert “333-                ” in lieu thereof;

(c) Section 5(i) is amended to add the following clause immediately after clause (42) of Section 5(i) of the Agreement:

“(43) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as otherwise disclosed in the Registration Statement and the Prospectus, (i) the Company and each of its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used to process, store, maintain and operate date, information and functions (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and each of its subsidiaries as currently conducted, (ii) the Company and each of its subsidiaries, or the Manager on behalf of the Company and its subsidiaries, have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, (iii) to the Company’s knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to such IT Systems, except for those that (a) have been remedied without material cost or liability or (b) did not result in a duty to notify any regulator, and (iv) to the Company’s knowledge, the Company and each of its subsidiaries are presently in material compliance with all applicable laws, statutes and regulations and any judgments, orders or rules of any court, arbitrator or regulatory authority having lawful jurisdiction over the Company or any of its subsidiaries, and any contractual obligations relating to the privacy and security of such IT Systems and Personal Data.”

(d) The following section shall be inserted immediately after Section 21:

“SECTION 22. Recognition of the U.S. Special Resolution Regimes.

(a)     In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)     In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 22, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

(e) Exhibit G and H of the Agreement are hereby amended and restated in their entirety to read as follows:

“EXHIBIT G

QUALIFIED REIT SUBSIDIARIES

345-40 Partners, LLC

42-16 Partners, LLC

Capital Trust RE CDO Depositor Corp.

Husky Finco, LLC

Parlex 1 Finance, LLC

Parlex 2 Finance, LLC

Parlex 2A Finco, LLC

Parlex 3 Finance, LLC

Parlex 3A Finco, LLC

Parlex 4 Finance, LLC

Parlex 5 Finco, LLC

Parlex 5 Ken Finco, LLC

Parlex 6 Finco, LLC

Parlex 7 Finco, LLC

Parlex 8 Finco, LLC

Parlex 9 Finco, LLC

Parlex 10 Finco, LLC

Parlex 10 Lux EUR Finco, S.a r.l. (f.k.a. Parlex 6 Lux Finco, S.a.r.l.)

Parlex 10 Lux EUR Pledgeco, S.a r.l. (f.k.a. 345-Lux Partners, S.a.r.l.)

Parlex 10 Lux GBP Finco, S.a r.l.

Parlex 10 Lux GBP Pledgeco, S.a r.l.

Parlex 11 Finco, LLC

Parlex 14 Finco, LLC”

“EXHIBIT H

TAXABLE REIT SUBSIDIARIES

CT Legacy Cayman, Ltd.

Parlex 15 Lux EUR Pledgeco, S.a.r.l.

Victor Holdings I, LLC”

SECTION 2. No Other Amendments; References to Agreements. Except as set forth in this Amendment, all other terms and provisions of the Agreement shall continue in full force and effect. All references to the Agreement in the Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Agreement as amended by this Amendment.    Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Securities prior to the Effective Date or on the terms of the Agreement and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the Agreement.

SECTION 3. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

SECTION 4. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or e-mail transmission.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and among the Sales Agent, the Company and the Manager in accordance with its terms.

Very truly yours,

BLACKSTONE MORTGAGE TRUST, INC.

By:
Name:
Title:

BXMT ADVISORS L.L.C.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]

CONFIRMED AND ACCEPTED, as of the date first above written:

[        ]

By
Authorized Signatory

[Signature Page to Amendment No. 1 to Equity Distribution Agreement]